Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Simulations Plus, Inc. on Form S-8 (Nos. 333-142882, 333-197681, 333-219446 and 333-258711) on Form S-3 (File No. 333-239770) of our report dated October 27, 2021 with respect to the consolidated financial statements of Simulations Plus, Inc. as of August 31, 2021 and 2020 and for each of the three years in the period ended August 31, 2021, included in this Annual Report on Form 10-K of Simulations Plus, Inc. for the fiscal year ended August 31, 2021.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

October 27, 2021